Exhibit 10.2

MONSTER WORLDWIDE, INC.

EXECUTIVE INCENTIVE PLAN

1.                                       PURPOSE OF THE PLAN.  The purpose of the Monster Worldwide, Inc. Executive Incentive Plan (the “Plan”) is to allow Monster Worldwide, Inc. (the “Company”) to provide performance-based incentive compensation to certain of its officers that satisfies the requirements for performance-based compensation in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                       ADMINISTRATION OF THE PLAN.  The Plan shall be administered by a committee composed of two or more directors, all of whom qualify as “outside directors” within the meaning of Section 162(m) of the Code (the “Committee”).  The Committee shall have the exclusive authority to select the officers to participate in the Plan, to establish Performance Goals for performance during each Performance Period (as such terms are defined in Section 4), to determine the amount of the incentive compensation bonus payable to any Participant (as such term is defined in Section 3), and to make all determinations and take all other actions necessary or appropriate for the proper administration and operation of the Plan.  Any determination by the Committee on any matter relating to the Plan shall be made in its sole discretion and need not be uniform among Participants.  The Committee’s interpretation of the Plan shall be final, conclusive and binding on all parties concerned, including the Company, its stockholders and any Participant.

3.                                       ELIGIBILITY.  Incentive compensation bonuses under the Plan may be paid to those officers (including officers who are directors) of the Company who are selected by the Committee (the “Participants”).  Participants may receive multiple incentive compensation bonuses during the same year under the Plan.

4.                                       PERFORMANCE PERIODS AND PERFORMANCE GOALS.  Incentive compensation bonuses under the Plan shall be payable to each Participant solely as a result of the satisfaction of pre-established targeted levels of performance (the “Performance Goals”) for the calendar year or such other performance period as is selected by the Committee (a “Performance Period”).

Performance Goals, which may vary from Participant to Participant and target incentive compensation bonus opportunity to target incentive compensation bonus opportunity, shall be based upon the attainment of specific amounts of, or increases in, one or more of the following:  the market price of the Company’s common stock (either on a fixed date or over any specified period); total stockholder return; dividends per share; revenues; operating income; cash flow; earnings before or after income taxes; earnings before interest, taxes depreciation, amortization; net income; stockholders’ equity; return on equity; book value per share; expense management; return on investment; improvements in capital structure; profitability of an identifiable business unit or product; maintenance or improvement of profit margins or operating efficiency; customer satisfaction metrics; user traffic metrics; customer order metrics; or strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business restructurings, business expansion goals or goals relating to acquisitions or divestitures, all whether applicable to the Company or any subsidiary or other business unit or any entity in which the Company has a significant investment, or any combination thereof as the Committee may deem appropriate.  Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, business plans, the past performance of the Company or any subsidiary, unit or entity and/or the past or current performance of other companies, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, such as re-structuring charges, types of expenses, realized gains or losses on strategic investments, discontinued operations, extraordinary items, accounting changes, and unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, assets or net assets.

To the extent that a Performance Goal is based on, or calculated with respect to, the Company’s common stock (such as increases in earnings per share or other similar measures), then in the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the Committee shall make or provide for such adjustments in such Performance Goal as the Committee may in good faith determine to be equitably required in order to prevent dilution or enlargement in the rights of Participants.

5.                                       INCENTIVE COMPENSATION BONUSES.

Prior to the beginning of each Performance Period, or at such other time no later than such time as is permitted by the applicable provisions of the Code, the Committee shall establish in writing the target (or range of) incentive compensation bonus opportunity for each Participant based upon the attainment of one or more Performance Goals established by the Committee at such time.  The Committee may provide for a threshold level of performance below which no amount of incentive compensation bonus will be paid and a maximum level of performance above which no additional incentive compensation bonus will be paid, and it may provide for the payment of differing amounts for different levels of performance.

As soon as practicable after the end of each Performance Period but before any incentive compensation bonuses are paid, the Committee shall certify in writing (i) whether the Performance Goal or Goals were attained and (ii) the amount of the incentive compensation bonus payable to each Participant based upon the attainment of the Performance Goals established by the Committee.  The Committee may determine to grant a Participant an incentive compensation bonus equal to, but not in excess of, the amount specified in the foregoing certification.  The Committee may also reduce or eliminate the amount of any incentive compensation bonus of any Participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by the Committee or the termination of employment by the Participant with the Company or its subsidiaries whether before or after the end of a Performance Period.  Under no circumstance may the Committee increase the amount of the incentive compensation bonus otherwise payable to a Participant pursuant to the Plan beyond the amount originally established, waive the attainment of the Performance Goals established by

Committee or otherwise exercise its discretion so as to cause any incentive compensation bonus pursuant to the Plan not to qualify as performance-based compensation under Section 162(m) of the Code.

As soon as practicable following the Committee’s determination of the amount of any incentive compensation bonus payable to a Participant, but no later than December 31st of the calendar year in which the determination is made, such incentive compensation bonus shall be paid by the Company in cash to such Participant.

The amount of the incentive compensation bonuses payable to any Participant pursuant to the Plan in a single calendar year shall not exceed $10 million.

6.                                       CESSATION OF EMPLOYMENT.

Participants who cease to be employed by the Company or its subsidiaries prior to the end of a Performance Period, other than due to death or disability (as defined in any disability plan of the Company or any of its subsidiaries applicable to the Participant), shall not be eligible to receive an incentive compensation bonus for the Performance Period in which such termination of employment occurs.  Subject to Section 7, Participants who cease to be employed by the Company or its subsidiaries prior to the end of a Performance Period due to death or disability (as defined in any disability plan of the Company or any of its subsidiaries applicable to the Participant) may receive an incentive compensation bonus which is prorated to the date of cessation of employment, but based upon the attainment of the Performance Goals for either the entire Performance Period or the portion thereof preceding such death or disability, as determined by the Committee in its sole discretion.

7.                                       MISCELLANEOUS PROVISIONS.

No Participant, officer or other person shall have any claim or right to receive or be paid any incentive compensation bonus under the Plan prior to the actual payment thereof.

Neither the establishment of the Plan nor any action taken thereunder shall be construed as giving any officer or other person any right to be retained in the employ of the Company.

The Company shall have the right to deduct from all incentive compensation bonuses payable hereunder any federal, state, local or foreign taxes or other amounts required by law to be deducted or withheld with respect to such payments.

No incentive compensation bonus under the Plan nor any rights or interests herein or therein shall be assigned, transferred, pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Participant to, any party (other than the Company or any subsidiary), except, in the event of the Participant’s death, to his designated beneficiary as hereinafter provided.

Any payments on account of an incentive compensation bonus payable under the Plan to a deceased Participant shall be paid to such beneficiary as has been last designated in writing by the Participant, or if the Participant has not designated a beneficiary or if all

Beneficiaries fail to survive the Participant, the Participant’s beneficiary shall be the Participant’s spouse, if any, or if none, his/her estate.

Nothing in the Plan shall be construed in any way as limiting the authority of the Committee, the Board of Directors of the Company, the Company or any subsidiary to establish any other annual or other incentive compensation bonus plan or as limiting the authority of any of the foregoing to pay cash bonuses or other supplemental or additional incentive compensation to any persons employed by the Company, or any subsidiary whether or not such person is a Participant in this Plan and regardless of how the amount of such bonus or compensation is determined.

8.                                       AMENDMENT OR TERMINATION OF THE PLAN.  The Board of Directors of the Company, without the consent of any Participant, may at any time terminate or from time to time amend or terminate the Plan in whole or in part, whether prospectively or retroactively, including in any manner that adversely affects the rights of Participants; provided, however, that no amendment that would require the consent of the stockholders of the Company pursuant to Section 162(m) of the Code shall be effective without such consent.

9.                                       LAW GOVERNING.  The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of Delaware without giving effect to principles of conflict of laws.

10.                                 EFFECTIVE DATE.  The Plan shall be effective March 25, 2008, subject to approval by the stockholders of the Company in accordance with Section 162(m) of the Code.  If the Plan is not approved by the stockholders of the Company at the 2008 annual meeting of stockholders, then no incentive compensation bonuses shall be payable to any Participant pursuant to the Plan.